EXHIBIT 99.1

Tandy Brands Reports Fiscal 2012 Fourth Quarter and Year-End Earnings Results

  Year to date adjusted EBITDA improved $5.6 million to $1.8 million
  Fiscal 2012 net sales of $117.6 million, down 5% due to planned exit of unprofitable categories
  Fiscal 2012 gifts segment sales increased by 40%
  Year to date SG&A reduced by $7.6 million
  Fiscal 2012 cash flow from operations up $15.3 million

DALLAS, Sept. 4, 2012 (GLOBE NEWSWIRE) -- Tandy Brands Accessories, Inc. (Nasdaq:TBAC) today reported financial results for its fourth quarter and fiscal year ended June 30, 2012.

Fourth Quarter Results

Net sales for the fiscal 2012 fourth quarter were $21.6 million, a 7 percent decrease over net sales of $23.2 million in the same period last year. The sales decline was primarily attributable to lower sales in exited product categories and timing of replenishment orders to a significant customer.

Fourth quarter fiscal 2012 gross margin as a percentage of net sales improved to 30.2 percent, compared to 12.8 percent in the fourth quarter of fiscal 2011. The increase in gross margin percentage over the prior year period was driven by the $3.7 million inventory write-off associated with exited product lines in the prior year and improvements in sales mix.

Total selling, general and administrative (SG&A) expense for the fourth quarter of fiscal 2012 improved by $1.4 million over the prior year period to $7.9 million. The 15 percent improvement was due to savings initiatives in labor, facilities and distribution costs. Fourth quarter fiscal 2012 SG&A as a percentage of net sales improved to 36.6 percent, compared to 40.1 percent in the prior year period.

For the fourth quarter, the Company reported a net loss of $2.2 million, or ($0.32) per diluted share, compared to net loss of $8.4 million, or ($1.21) per diluted share, in the prior year period. Adjusted net loss improved $1.1 million to $2.3 million compared to an adjusted net loss of $3.4 million in the prior year fourth quarter.

"Our quarterly results continue to improve due to our initiatives to exit unprofitable product categories," said Rod McGeachy, President and Chief Executive Officer of Tandy Brands. "Year-over-year we significantly reduced our SG&A while also adding six new strategic licenses to our portfolio of brands."

"In the fourth quarter we shipped new products under Elie Tahari®, Eddie Bauer®, Miss Me® and The Sharper Image® which improved our gross margin percentages," said McGeachy. "We expect revenues from these new products to provide meaningful growth in profitability in fiscal 2013 and beyond."

Fiscal Year 2012 Results

Fiscal 2012 net sales were $117.6 million, down 5 percent, compared to $123.8 million for the prior year. The gifts segment's net sales increased by $8.9 million, or 40 percent, over the prior year due to increased sales under the totes® and Eddie Bauer® licenses primarily during holiday 2011. The accessories segment net sales declined $15.1 million, or 15 percent, over the prior period. This decline was driven by the planned exit of unprofitable product categories during the prior year, lower replenishment rates at a major customer, and not repeating certain spring season load-ins.

For fiscal 2012, gross margin for the accessories segment improved 470 basis points to 33.5 percent. The fiscal 2011 gross margin includes a $3.7 million inventory write-off associated with discontinued product lines. Excluding this write-off, gross margin improved 100 basis points. The remaining increase was driven by improvements in sales mix due to exiting product categories, lower inventory write-offs and lower customer deductions. The gift segment margin declined 470 basis points in fiscal 2012 to 26.8 percent. A change in the sales mix of the gifts segment, including increased sales to higher volume, lower margin customers, higher materials and freight costs, and more customer-direct shipments, were the drivers of the decrease in gross margin as a percent of net sales.

Total SG&A expense for fiscal 2012 was reduced by $7.6 million over prior year. The 17 percent decline was primarily due to decreases in labor, facilities, distribution costs, and professional services. Fiscal 2012 SG&A as a percentage of net sales improved to 31.6 percent, compared to 36.1 percent in the prior year.

The Company reported a net loss of $3.7 million for fiscal 2012, or a loss of $0.52 per diluted share, compared to a net loss of $13.5 million, or a loss of $1.93 per diluted share, in fiscal 2011. Adjusted net loss improved by $5.8 million to $1.9 million compared to an adjusted net loss of $7.7 million in the prior year. Adjusted EBITDA improved by $5.6 million to $1.8 million compared to an adjusted EBITDA loss of $3.8 million in the prior year.

"In fiscal 2012 we pursued growth opportunities, acquired new licenses and grew our share with key customers," said McGeachy. "Specifically, we grew our gifts business organically under our totes® license and added meaningful revenues under the new Eddie Bauer® license."

Financial Position

Net cash provided by operating activities was $15.3 million higher than fiscal 2011 primarily due to a $5.6 million improvement in adjusted EBITDA and faster collections on receivables. Net cash used for financing activities was $12.8 million higher than fiscal 2011 primarily driven by using cash inflows to pay down the credit facility.

The balance on the credit facility was $11.8 million on June 30, 2012, of which $7.1 million was used to fund inventory deposits for gifts inventory expected to ship in the first half of fiscal 2013. As of June 30, 2012, the Company reported net working capital of $20.7 million.

"In fiscal 2012 we improved our cash cycle to 122 days, down from 133 days in the prior year. We recently executed a new factoring program with our second largest customer which is expected to benefit us through interest rate arbitrage and improved payment terms," said McGeachy. "We will continue to make rational investment decisions and reduce our capital deployed."

Outlook

"Although our adjusted net loss improved 75 percent over the prior year, a net loss is unacceptable to our management team and our shareholders. As we start fiscal 2013, I am confident in our future and our ability to deliver meaningful returns to shareholders," said McGeachy.

"Our net revenues from licensed products grew $7.6 million, or 31 percent, to $31.8 million, or 27 percent of our total revenues for fiscal 2012. These branded product lines improve our margins and reduce complexity," said McGeachy. "We are excited by the opportunities these brands provide and expect sales from the new branded products to drive revenue and bottom-line improvements in fiscal 2013 and the foreseeable future."

About Tandy Brands

Tandy Brands is a leading designer and marketer of branded men's, women's and children's accessories, including belts, gifts, small leather goods and bags. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.

Safe Harbor Language

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has based these forward-looking statements on its current expectations about future events, estimates and projections about the industry in which it operates. Forward-looking statements are not guarantees of future performance. Actual results may differ materially from those suggested by these forward-looking statements as a result of a number of known and unknown risks and uncertainties that are difficult to predict, including, without limitation, general economic and business conditions, competition in the accessories and gifts markets, acceptance of the Company's product offerings and designs, issues relating to distribution, the termination or non-renewal of any material licenses, the Company's ability to maintain proper inventory levels, and a significant decrease in business from or loss of any major customers or programs. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this release are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the United States Securities and Exchange Commission, the Company does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations
(in thousands except per share amounts)

	Three Months Ended		Year Ended
	June 30		June 30
	2012	2011	2012	2011
Net sales	$ 21,562	$ 23,226	$117,601	$123,767
Cost of goods sold	15,045	16,556	80,330	83,807
Inventory write-down	--	3,708	--	3,708
	15,045	20,264	80,330	87,515
Gross margin	6,517	2,962	37,271	36,252
Selling, general and administrative expenses	7,896	9,324	37,130	44,693
Depreciation and amortization	506	628	2,205	2,565
Acquisition related costs	--	--	--	50
Restructuring charges	--	1,109	--	1,109
Total operating expenses	8,402	11,061	39,335	48,417
Operating loss	(1,885)	(8,099)	(2,064)	(12,165)
Interest expense	(203)	(268)	(1,159)	(948)
Other (expense) income	(31)	(20)	(44)	136
Loss before income taxes	(2,119)	(8,387)	(3,267)	(12,977)
Income tax expense	119	47	385	499
Net loss	$ (2,238)	$ (8,434)	$ (3,652)	$ (13,476)
Loss per common share	$ (0.32)	$ (1.21)	$ (0.52)	$ (1.93)
Loss per common share assuming dilution	$ (0.32)	$ (1.21)	$ (0.52)	$ (1.93)
Weighted average common shares outstanding	7,078	6,971	7,075	6,971
Weighted average common shares outstanding assuming dilution	7,078	6,971	7,075	6,971

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	June 30
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$ 217	$ 414
Restricted cash	--	1,450
Accounts receivable, net	7,042	14,286
Inventories, net	28,743	28,945
Inventory deposits	7,107	4,201
Other current assets	2,824	3,872
Total current assets	45,933	53,168
Property and equipment, net	5,474	6,525
Other assets:
Intangibles	4,115	4,936
Other assets	934	790
Total other assets	5,049	5,726
	$56,456	$65,419
Liabilities And Stockholders' Equity
Current liabilities:
Accounts payable	$10,548	$ 8,145
Accrued compensation	1,309	1,900
Accrued expenses	1,584	2,267
Credit facility	11,810	17,935
Total current liabilities	25,251	30,247
Other liabilities	4,290	4,243
Stockholders' equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	--	--
Common stock, $1.00 par value, 10,000 shares authorized,
7,102 shares and 7,075 shares issued and outstanding, respectively	7,102	7,075
Additional paid-in capital	34,129	34,119
Accumulated deficit	(15,970)	(12,318)
Other comprehensive income	1,654	2,053
Total stockholders' equity	26,915	30,929
	$56,456	$65,419

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Cash Flows
(in thousands)

	Year Ended
	June 30
	2012	2011
Cash flows provided (used) by operating activities:
Net loss	$ (3,652)	$(13,476)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Inventory write-down	--	3,708
Deferred income taxes	127	53
Doubtful accounts receivable provision	802	322
Depreciation and amortization	2,455	2,805
Stock compensation expense	82	(33)
Amortization of debt costs	196	87
Other	20	(112)
Changes in assets and liabilities:
Accounts receivable	6,375	4,246
Inventories	12	(988)
Other assets	(2,526)	(1,363)
Accounts payable	2,289	(5,386)
Accrued expenses	(1,267)	(207)
Net cash provided (used) by operating activities	4,913	(10,344)
Cash flows (used) provided by investing activities:
Acquisition	--	(245)
Purchases of property and equipment	(664)	(958)
Sales of property and equipment	192	2,752
Net cash (used) provided by investing activities	(472)	1,549
Cash flows (used) provided by financing activities:
Change in cash overdrafts	145	(182)
Change in restricted cash	1,405	--
Net (repayments) borrowings under credit facility	(6,091)	8,441
Net cash (used) provided by financing activities	(4,541)	8,259
Effect of exchange-rate changes on cash and cash equivalents	(97)	120
Net decrease in cash and cash equivalents	(197)	(416)
Cash and cash equivalents beginning of year	414	830
Cash and cash equivalents end of period	$ 217	$ 414
Supplemental cash flow information:
Interest paid	$ 1,146	$ 684
Income taxes paid	$ 144	$ 235

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Non-GAAP Disclosures
(in thousands except per share amounts)

Our adjusted EBITDA, a non-GAAP measurement, is defined as net income (loss) before interest, taxes, depreciation and amortization, and certain acquisition-related and one-time items. Adjusted EBITDA is presented because we believe it provides useful information about our business activities and also is frequently used by securities analysts, investors, and other interested parties in evaluating a company's performance. Not all companies utilize identical calculations; therefore, our presentation of adjusted EBITDA may not be comparable to other identically titled measures of other companies. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results of operations as reported under U.S. generally accepted accounting principles ("GAAP"). The following table reconciles our GAAP net income (loss) to the adjusted EBITDA disclosures.

	Three Months Ended		Year Ended
	June 30		June 30
	2012	2011	2012	2011

Net loss	$(2,238)	$(8,434)	$(3,652)	$(13,476)
Income taxes	119	47	385	499
Interest expense	203	268	1,159	948
Depreciation and amortization	506	628	2,205	2,565
Other expense (income)	31	20	44	(136)
Investment in new licenses	--	--	597	--
Acquisition related costs	--	--	--	50
Bad debt expense	(105)	--	802	322
Facilities consolidation costs	--	--	222	--
Inventory write-down	--	3,708	--	3,708
Severances and other restructuring costs	--	1,263	--	1,674
Adjusted EBITDA (loss)	$(1,484)	$(2,500)	$ 1,762	$(3,846)

We have provided our adjusted net income (loss) disclosure, a non-GAAP measurement, as we believe it is important for our stakeholders to understand the impact of certain items on our statements of operations. The following table reconciles our GAAP net income (loss) to the adjusted net income (loss) disclosure.

	Three Months Ended		Year Ended
	June 30		June 30
	2012	2011	2012	2011
Net loss	$(2,238)	$(8,434)	$(3,652)	$(13,476)
Investment in new licenses	--	--	597	--
Acquisition related costs	--	--	--	50
Bad debt expense	(105)	--	802	322
Facilities consolidation costs	--	--	222	--
Inventory write-down	--	3,708	--	3,708
Severances and other restructuring costs	--	1,263	--	1,674
Write-off unamortized debt costs	--	--	98	--
Adjusted net loss	$(2,343)	$(3,463)	$(1,933)	$(7,722)
Common shares outstanding assuming dilution	7,078	6,971	7,075	6,971
Adjusted net loss per common share assuming dilution	($0.33)	($0.50)	($0.27)	($1.11)
CONTACT: Tandy Brands Accessories, Inc.
         Rod McGeachy
         President and Chief Executive Officer
         214-519-5200

         Investor Relations
         Chuck Talley
         Chief Financial Officer
         214-519-5200